Exhibit 99.1

Boeing to Discontinue Connexion by Boeing Service

•	Previously announced charge to earnings now expected to be up to $320 million

•	Earnings benefit of approximately $0.15 per share expected beginning in 2007

CHICAGO, Aug. 17, 2006 — The Boeing Company [NYSE: BA] today announced that a detailed business and market analysis of Connexion by Boeing is complete, and the company has decided to exit the high-speed broadband communications connectivity markets. Boeing will work with its customers to facilitate an orderly phase out of the Connexion by Boeing service.

“Over the last six years, we have invested substantial time, resources and technology in Connexion by Boeing,” said Boeing Chairman, President and CEO Jim McNerney. “Regrettably, the market for this service has not materialized as had been expected. We believe this decision best balances the long-term interests of all parties with a stake in Connexion by Boeing.”

As initially disclosed in the company’s second-quarter 2006 financial results on July 26, Boeing now expects to recognize a pre-tax charge of up to $320 million, or $0.26 per share, in the second half of 2006, of which approximately $290 million will be taken in the third quarter and the balance in the fourth quarter. The company also expects a benefit to earnings of approximately $0.15 per share starting in 2007 without further investment in Connexion. The company will update its financial guidance when it releases third quarter results on October 25.

The charge relates to writing down certain assets, payments of early termination fees and other costs related to shutting down the service. Boeing expects the majority of Connexion employees will find other jobs within the company.

Boeing acknowledged it was reviewing the Connexion business on June 26. This effort included an assessment of the market and discussions with existing customers and potential new business partners.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding the expected pre-tax charge and cost savings associated with the phase out of the Connexion by Boeing service. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The company’s actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; its successful execution of internal performance plans including its company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program; technical or quality issues in development programs or in the commercial satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of its businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the company’s SEC filings, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 and for the quarter ended June 30, 2006.

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Contact Info:

John Dern

Communications

(312) 544-2002